EXHIBIT 3.1

BYLAWS OF GREEN STREAM HOLDINGS, INC.

ARTICLE I — NAME

Green Stream Holdings, Inc.

ARTICLE II — DURATION

Perpetual existence.

ARTICLE III — PURPOSE

Any lawful corporate purpose.

ARTICLE IV — CAPITAL STOCK

1,000,000,000 common shares and 12,000,000 preferred shares authorized.

ARTICLE V — COMMON STOCK

Holders retain standard shareholder rights.

ARTICLE VI — PREFERRED STOCK

Series A, B, C and Convertible X Preferred Stock authorized.

Series B Preferred Stock holds 99% voting control.

Convertible X Preferred Stock:

- 1,000,000 shares

- Converts 1:1,000,000

- Senior to all equity

- 100% liquidation preference

- Litigation protective provisions

[Full bylaws text continues exactly as adopted]

BYLAWS OF GREEN STREAM HOLDINGS, INC.

(A California Corporation)

ARTICLE I — NAME OF THE CORPORATION

The name of the corporation shall be Green Stream Holdings, Inc.

ARTICLE II — DURATION

The corporation shall have perpetual existence.

ARTICLE III — PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the California Corporations Code.

ARTICLE IV — AUTHORIZED CAPITAL STOCK

•	The aggregate number of shares the corporation is authorized to issue is 1,012,000,000, consisting of:
o	1,000,000,000 shares of common stock, par value $0.001 per share
o	12,000,000 shares of preferred stock, par value $0.001 per share, divided into Series A, Series B, and Series C Convertible Preferred Stock
•	The Board of Directors may impose restrictions on the transfer of capital stock as deemed necessary or as required by law.
•	Shares may be issued for money, property, services rendered, labor done, cash advances, or other assets of value as determined by the Board of Directors. All shares, when issued, shall be fully paid and non-assessable.

ARTICLE V — COMMON STOCK

•	Holders of common stock possess all rights as shareholders, except as limited by the preferences, privileges, voting powers, restrictions, and limitations of the preferred stock
•	The corporation is authorized to issue up to forty billion (40,000,000,000) shares of common stock.

ARTICLE VI — PREFERRED STOCK

Section 1. Authority of the Board of Directors

•	The Board of Directors is authorized to divide preferred stock into series and to fix and determine the relative rights and preferences of each series by resolution. The Board may increase or decrease the number of shares in any series, provided no shares of such series are outstanding at the time.

Section 2. Series A Convertible Preferred Stock

•	Designation: Up to 1,000,000 shares designated as Series A Convertible Preferred Stock.
•	Dividends: May be declared by the Board and paid out of legally available funds.
•	Liquidation Preference: None.
•	Voting Rights: Holders have voting rights on all corporate matters, calculated on an “as if converted” basis.
•	Conversion Rights: 1,000 shares of Series A may be converted into 1 share of common stock, subject to the 9.99% beneficial ownership limitation.
•	Amendments: Amendments affecting Series A require the affirmative vote of the majority of Series A holders.
•	Redemption Rights: None.

Section 3. Series B Convertible Preferred Stock

•	Designation: Up to 1,000,000 shares designated as Series B Convertible Preferred Stock.
•	Voting Rights: The 1,000,000 shares of Series B Preferred Stock shall have, in the aggregate, the right to vote on all shareholder matters equal to 99% of the total shareholder vote, regardless of the number of shares of Common Stock or other voting stock issued and outstanding in the future. As of the date of these bylaws, this represents 600,000,000,000 votes, based on 435,239,703 shares of Common Stock outstanding. The Series B Preferred Stock shall be entitled to this 99% voting right as a class, and this right shall not be diluted or reduced by the issuance of additional shares of Common Stock or other voting securities.

•	Conversion Rights: The Series B Preferred Stock shall have no conversion rights.
•	Ownership and Voting Control: 600,000 shares of Series B Convertible Preferred Stock are held by the We Work Revocable Trust.
•	Dividends: May be declared by the Board and paid out of legally available funds.
•	Liquidation Preference: None.
•	Redemption Rights: None.
•	Amendments: Amendments affecting Series B require the affirmative vote of the majority of Series B holders.

Section 4. Series C Convertible Preferred Stock

•	Designation: Up to 10,000,000 shares designated as Series C Convertible Preferred Stock.
•	Dividends: May be declared by the Board and paid out of legally available funds.
•	Liquidation Preference: None.
•	Voting Rights: Holders have voting rights on all corporate matters, calculated on an “as if converted” basis.
•	Conversion Rights: 1,000 shares of Series C may be converted into 1 share of common stock, subject to the 9.99% beneficial ownership limitation.
•	Amendments: Amendments affecting Series C require the affirmative vote of the majority of Series C holders.
•	Redemption Rights: None.

Section 5. Conversion Limitations

•	No holder of Series A or C Convertible Preferred Stock may convert any portion if, after conversion, the holder and its affiliates would own more than 9.99% of the outstanding common stock. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

Section 6. New Class of Preferred Shares

•	The Corporation approves of 1,000,000 Preferred shares, designated as Convertible X Preferred Stock, par value $0.001, with the following rights, preferences, privileges, and limitations:

•	Each share of Convertible X Preferred Stock shall be entitled to vote on all matters submitted to shareholders on an as-converted basis, voting together with the Common Stock as a single class, unless a separate class vote is required by law; Each share of Convertible X Preferred Stock shall be convertible, at the option of the holder, into: 1,000,000 shares of Common Stock (a 1:1,000,000 conversion ratio).

•	The conversion ratio is fixed and not subject to adjustment for any reason, including but not limited to stock dividends, stock splits, combinations, recapitalizations, or reclassifications; The Convertible X Preferred Stock shall not be subject to dilution from the issuance of additional equity securities of the Corporation, and not be adversely affected by any reverse stock split, combination, or similar transaction involving the Common Stock; Any holder of Convertible X Preferred Stock who is not a director of the Corporation may convert such holder’s shares only to the extent that such conversion would not result in the holder beneficially owning more than 9.9% of the Corporation’s issued and outstanding Common Stock immediately after conversion

Section 7. Litigation Event

•	Litigation Event; Protective Provisions (For purposes of this Section, a “Litigation Event” means the commencement or threatened commencement of any lawsuit, arbitration, administrative action, or similar legal proceeding against the Corporation that could reasonably be expected to result in a material judgment, settlement, or disposition of assets).

•	Upon the occurrence of a Litigation Event, the Corporation shall not, without the affirmative approval of the holders of a majority of the outstanding Convertible X Preferred Stock, voting as a separate class: a) settle, compromise, or resolve such Litigation Event b) sell, lease, transfer, license, or otherwise dispose of any material assets of the Corporation outside the ordinary course of business c)incur indebtedness outside the ordinary course of business or d) issue any equity security senior to or pari passu with the Convertible X Preferred Stock.

•	Any transaction or series of related transactions resulting from a Litigation Event that effects the disposition of all or substantially all the assets of the Corporation, whether by settlement, judgment, receivership, or court order, shall be deemed a Deemed Liquidation Event.

Section 8. Recourse and Protections for Preferred Shareholders

•	Upon any voluntary or involuntary liquidation, dissolution, winding up of the Corporation, or Deemed Liquidation Event, the holders of Convertible X Preferred Stock shall be entitled, prior and in preference to any distribution to holders of Common Stock or any other class of equity securities, to receive 100% of the remaining assets of the Corporation, whether in cash or in kind, after payment or provision for payment of all bona fide debts and liabilities of the Corporation, on a pro rata basis among the holders of Convertible X Preferred Stock.

•	The Convertible X Preferred Stock shall rank senior to all classes or series of Common Stock, senior to all other preferred stock of the Corporation and junior only to all indebtedness of the Corporation, including secured and unsecured creditors.

•	The Corporation shall not amend its Articles of Incorporation or Bylaws in any manner that would materially and adversely affect the rights, preferences, or privileges of the Convertible X Preferred Stock; All shares of Common Stock issued upon conversion of Convertible X Preferred Stock shall be duly authorized, validly issued, fully paid, and non-assessable.

ARTICLE VII — CUMULATIVE VOTING

•	Cumulative voting for the election of directors is not permitted.

ARTICLE VIII — PREEMPTIVE RIGHTS

•	No holder of any stock shall be entitled, as a matter of right, to purchase, subscribe for, or otherwise acquire any new or additional shares, options, warrants, or securities convertible into shares unless specifically authorized by the Board of Directors.

ARTICLE IX — BOARD OF DIRECTORS

•	The governing board shall be known as directors. The number of directors may be increased or decreased as permitted by the bylaws, but shall not be fewer than one.

ARTICLE X — SHAREHOLDER VOTING ON CORPORATE ACTIONS

•	Any action required or permitted by California law to be taken at a shareholders’ meeting may be taken without a meeting if written consents are signed by holders of at least the minimum number of shares required to authorize the action.
•	The affirmative vote or concurrence of holders of at least 50% of the outstanding shares entitled to vote is required for all transactions requiring shareholder approval.

ARTICLE XI — INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES, FIDUCIARIES, AND AGENTS

•	The corporation shall indemnify, to the fullest extent permitted by California law, any person who is or was a director, officer, employee, fiduciary, or agent, or who serves at the request of the corporation in such capacity for another entity or employee benefit plan, against all liability and expense (including attorneys’ fees) incurred by reason of such service.
•	The corporation shall advance expenses in advance of final disposition of any proceeding, to the maximum extent permitted by law.
•	Any repeal or modification of this indemnification provision shall not adversely affect any right or protection existing at the time of such repeal or modification.

ARTICLE XII — LIMITATIONS OF LIABILITY

•	Directors shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty, except for liability (i) for breach of loyalty, (ii) for acts not in good faith or involving intentional misconduct or knowing violation of law, or (iii) for transactions from which the director derived an improper personal benefit.
•	Any repeal or modification of this provision shall not adversely affect any right or protection existing at the time of such repeal or modification.

ARTICLE XIII — REGISTERED AGENT AND PRINCIPAL OFFICE

•	The corporation shall maintain a registered agent and office in California as required by law. The principal office shall be as designated by the Board of Directors.

ARTICLE XIV — SEVERABILITY

•	If any provision of these bylaws is found invalid or unenforceable, the remaining provisions shall remain in effect.

ARTICLE XV — AMENDMENTS

•	These bylaws may be amended or repealed by the Board of Directors or shareholders, subject to any limitations imposed by law, the Articles of Incorporation, or these bylaws. Amendments affecting preferred stock require the affirmative vote of the majority of the relevant series.

ARTICLE XVI — CERTIFICATION

•	The undersigned certifies that these bylaws were adopted by the Board of Directors of Green Stream Holdings, Inc. on April 17, 2026, and are in full force and effect.